Exhibit for Sub-Item 77C: Submission of matters to a vote of security holders

Shareholders of each series of RS Investment Trust
(the "Trust") voted to approve the reorganization of each such series into a corresponding series of Victory Portfolios at special meetings of shareholders as described below.

Proposal to Reorganize Series of the Trust into Corresponding Series of Victory Portfolios

July 8, 2016 Meeting


Series        Votes For      Votes Against    Abstentions
                             / Withheld

RS Large      6,670,249.591   390,231.130     811,185.292
Cap Alpha
Fund

RS Select     7,023,793.358    133,915.098    376,893.871
Growth Fund

RS Tax        8,601,698.229    142,006.793    445,298.908
Exempt Fund


July 8, 2016 Meeting

Series        Votes For       Votes Against    Abstentions
                              / Withheld

RS Floating   50,302,010.496   1,331,210.694   3,178,980.317
Rate Fund

RS Partners   14,301,724.910   451,980.245     2,645,774.666
Fund


July 29, 2016 Meeting

Series        Votes For       Votes Against    Abstentions
                              / Withheld

RS Emerging   5,879,153.298    129,223.053     1,063,836.367
Markets
Fund